Exhibit 99.1

July 24, 2007

Mr. James V. Mazzo
Chairman, President and Chief Executive Officer
Advanced Medical Optics
1700 E. St. Andrew Place
Santa Ana, California 92705

Dear Mr. Mazzo:

I am writing to express the views of the Special Committee and the Board of Directors of Bausch & Lomb Incorporated in response to your letter dated July 23, 2007 regarding the proposal by Advanced Medical Optics (“AMO”) set forth in your letter dated June 29, 2007 (the “AMO Proposal”).

Based upon the current terms and conditions of the AMO Proposal and the information available to the Special Committee and the Board of Directors, as of the date hereof, we are of the view that, unless revised to address the concerns specified below, the AMO Proposal would not be likely to result in a Superior Proposal, and that AMO would therefore no longer meet the standard to be an Excluded Party, in each case as defined in the Warburg Pincus merger agreement. Our concerns remain those expressed in my letters on behalf of the Special Committee dated July 3, 2007 and July 18, 2007.

We understand that you have a Board meeting scheduled on Thursday, July 26, 2007, to review the status of the AMO Proposal. Please provide us with any additional information you may have concerning the terms and conditions of the AMO Proposal no later than 12:00 p.m., Eastern time, on Friday, July 27, 2007. Without further assurances as to value and certainty of consummation and, in particular, without concrete, credible evidence that holders of a significant percentage of the outstanding AMO shares would affirmatively support the proposed acquisition of Bausch & Lomb by AMO, the Special Committee and the Board intend to revoke AMO’s designation as an Excluded Party under the Warburg Pincus merger agreement. Please note that any proposed increase in the fee that would be payable by AMO in the event the transaction did not close due to failure to obtain AMO shareholder approval should be accompanied by an opinion of counsel that such fee is legally payable in light of the known opposition of at least one significant shareholder to the proposed transaction.

On behalf of the Special Committee of the Board of Directors, and the Board of Directors, of Bausch & Lomb Incorporated,

/s/ William H. Waltrip

William H. Waltrip
Chairman, Special Committee